Exhibit 99.1

PETMED EXPRESS, INC.

QUARTER ENDED JUNE 30, 2019

CONFERENCE CALL TRANSCRIPT

JULY 22, 2019 AT 8:30 A.M. ET

Coordinator:

Welcome to the PetMed Express, Inc. doing business as 1-800-PetMeds conference call to review the financial results for the first fiscal quarter ended June 30, 2019. At the request of the Company, this conference call is being recorded. Founded in 1996 1-800-PetMeds is America’s largest pet pharmacy, delivering prescription and non-prescription pet medications and other health products for dogs and cats direct to the consumer. 1-800-PetMeds markets its products through national advertising campaigns, which direct consumers to order by phone or on the Internet and aim to increase the recognition of the PetMeds family of brand names. 1-800-PetMeds provides an attractive alternative for obtaining pet medications in terms of convenience, price, ease of ordering, and rapid home delivery. At this time I would like to turn the call over to the company’s Chief Financial Officer, Mr. Bruce Rosenbloom. You may begin.

Bruce Rosenbloom:

Thank you. Good morning. I would like to welcome everybody here today. Before I turn the call over to Mendo Akdag, our President and Chief Executive Officer, I would like to remind everyone that the first portion of this conference call will be listen-only, until the question and answer session, which will be later in the call. Also certain information that will be included in this press conference may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 or the Securities Exchange Commission that may involve a number of risks and uncertainties. These statements are based on our beliefs, as well as assumptions we have used based upon information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Actual future results may vary significantly based on a number of factors that may cause the actual results or events to be materially different from future results, performance or achievements expressed or implied by these statements. We’ve identified various risk factors associated with operations in our most recent annual report and other filings with the Securities and Exchange Commission. Now let me introduce today’s speaker, Mendo Akdag, the President/Chief Executive Officer of 1-800-PetMeds. Mendo.

Menderes Akdag:

Thank you Bruce. Welcome everyone and thank you for joining us. Today we will review the highlights of our financial results. We’ll compare our first fiscal quarter ended on June 30, 2019 to last year’s quarter ended on June 30, 2018.

For the first fiscal quarter ended on June 30, 2019 sales were $80.0 million compared to sales of $87.4 million for the same period the prior year, a decrease of 8.5%. The decrease in sales was due to decreases in new order and reorder sales. Sales were negatively impacted by increased online competition and aggressive pricing in the market that forced us to reduce prices. Our average order value is approximately $86 for the quarter compared to $90 for the same quarter last year. The decrease was due to the price reductions.

For the first fiscal quarter net income was $5.3 million, or $0.26 diluted per share, compared to $12.6 million, or $0.62 diluted per share for the same quarter last year, a decrease to diluted earnings per share of 57%. In addition to decreases in sales, the decrease to net income for the quarter was mainly attributable to lower gross profit margins due to price reductions and higher advertising expenses.

New order sales decreased by 23% to $12.2 million for the quarter compared to $15.9 million for the same quarter the prior year. Reorder sales decreased by 5.0% to $67.7 million for the quarter compared to reorder sales of $71.5 million for the same quarter last year. We acquired approximately 140,000 new customers in our first fiscal quarter compared to 169,000 for the same period the prior year. Approximately 84% of our sales were generated on our website for the quarter compared to 85% for the same period last year.

The seasonality in our business is due to the proportion of flea, tick and heartworm medications in our product mix. Spring and summer are considered peak seasons, with fall and winter being the off season.

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For the first fiscal quarter our gross profit as a percent of sales was 27.3% compared to 34.3% for the same period a year ago. The percentage decrease can mainly be attributed to price reductions in response to increased online competition. We made further progress on having direct relationships with the major manufacturers in the current quarter, which may help improve our gross margins in the future.

Our general and administrative expenses were down approximately $400,000 for the quarter compared to the same period last year.

We spent $8.6 million in advertising for the quarter compared to $6.7 million for the same quarter the prior year, an increase of about 29%. The increase was due to the re-addition of television advertising. Advertising costs of acquiring a customer for the quarter defined as total advertising expenses divided by total new customers acquired was approximately $62 compared to $40 for the same quarter a year ago. The increase was due to the re-addition of television advertising.

We had $83.4 million in cash and cash equivalents, and $30.2 million in inventory with no debt as of June 30, 2019. Cash from operations for the quarter was negatively impacted by an $8.8 million increase in inventory, the result of cost-advantaged inventory buys we made during the quarter. We intend to return to normal inventory levels in future quarters. This ends the financial review. Operator we are ready to take questions.

Coordinator:

We will now begin the question and answer session. If you would like to ask a question you may press star followed by the number 1. Please unmute your phone and record your name slowly and clearly when prompted. Your name is needed to introduce your question. To cancel your request press star 2. Please stand by for our first question. Our first question comes from Kevin Ellich from Craig-Hallum. Please proceed.

Kevin Ellich:

Good morning. Thanks for taking my questions. Mendo, gross margin down almost 700 basis points year-over-year, a lot - a little bit lower than what we were expecting. Wondering, you know, where do you think that could bottom out or do you think this is the bottom with some of your, you know, initiatives you’re putting in place and the changing on the margining front?

Menderes Akdag:

We think this may be the bottom out. We expect the pricing to stabilize in the market going forward, and the reason for that is the manufacturers are opening up and they have minimum advertised price policies, which should allow a general pricing discipline in the market.

Kevin Ellich:

Got it. Got it. And then, you know, we noticed towards the end of Q1 you introduced some volume-based discounts. By our math it looks like it’s a, you know, 5% to 10%. You know, how much impact do these discounts have on gross margins if they remain in place?

Menderes Akdag:	Again we anticipate that the gross margins should improve in the future quarters and you will get a better feel for it I think in the next six months.

Kevin Ellich:

Okay so next six months. That answers another one of my questions. And then, you know, you - going back to your comment about, you know, the initiative - the purchase from major manufacturers, are you buying from all of the major manufacturers now and do you have contacts in place? If not, you know, when do you think that’ll happen and how much should that help your gross margin?

Menderes Akdag:

There is only one manufacturer left and we’re anticipating that that’s going to happen in the next two months so by the end of September or latest by the end of the year, but we anticipate having direct relationships with all the major manufacturers.

Kevin Ellich:

Okay. And is this something that’s been going on across the industry with all of the e-commerce, you know, retailers like yourself or is this, you know, is this pretty much a - unique to PetMed Express?

Menderes Akdag:	They’re offering up to all the pet pharmacies.

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Kevin Ellich:

Okay got it. Got it. And then in the press release you talked about investments you plan to make in your e-commerce platform to be more competitive. I guess how much do you plan to spend this year and how long will that take? How long will those investments take?

Menderes Akdag:

Our current budget is about $5 million. We’re anticipating to get on the new platform before the end of the year. Probably it’s going to be late November or early December of 2019 and our goal is, you know, to improve the user experience.

Kevin Ellich:

Okay. Got it. That’s helpful. And what - is there like increased functionality that you plan to introduce? I guess can you give us a little bit of color as to what the new platform will provide to improve the customer experience?

Menderes Akdag:	The higher personalization/more hyper personalization/ease of use/speed…

Kevin Ellich:	Okay.

Menderes Akdag:	Upselling/cross-selling capabilities. It will be easier also to add additional services, et cetera.

Kevin Ellich:

Got it. Got it. And then, you know, last one for me is, you know, in the press release again you talked about optimizing marketing to be more competitive. You know, I guess are you still planning to do more TV advertising this year? I think in your K [Form 10-K] you said you expect it to be about - advertising should be about 10% of sales this fiscal year. Is that still the target? - Um

Menderes Akdag:

We intend to be more efficient with our advertising spending. At this time we’ve paused television advertising. We may retest it, but it may be lower than 10% but we’ll give you a better color in the 10-Q.

Kevin Ellich:	Okay that’s helpful. I’ll jump back in queue. Thanks.

Coordinator:	Thank you. Our next question comes from Anthony Lebiedzinski from Sidoti & Company. Please proceed.

Anthony Lebiedzinski:

Good morning and thank you for taking the questions. So you talked about the planned e-commerce platform improvements. Just wondering if you guys have any other strategies to try to, you know, recapture some past customers and better retain current customers aside from the e-commerce site improvement.

Menderes Akdag:

Right. Price reductions negatively impacted the reorders and the marketing campaign we ran was not as effective so we should be able to do better with our current customers. You know, our Net Promoter Score is at 83%. It actually improved from last year so we should be able to do better.

Anthony Lebiedzinski:

Got it. Okay and then in terms of the increased - increase in the inventories - so you mentioned also that the - you are now buying directly from another vendor. So is this - the increased inventory - just wanted to clarify. Is the increase in inventory because of the now direct purchase relationship or is that separate?

Menderes Akdag:	Separate.

Anthony Lebiedzinski:

All right. And then as far as your - just wanted to get your thoughts as far as your cash flow priorities and capital allocation strategies. You were certainly active in doing your share repurchases during the quarter, so just wanted to get an update as to how are you guys thinking about cash flow usage.

Menderes Akdag:

We still have about - I believe about - approximately $29 million remaining in our stock buyback plan and we are paying dividends $0.27 per quarter and we’ll - we’re investing as we put it out on our e-commerce platform.

Anthony Lebiedzinski:	Got it. Okay thank you very much.

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Menderes Akdag:	You’re welcome.

Coordinator:

Thank you. Once again participants to ask a question you may press star followed by the number 1. Please unmute your phone and record your name slowly and clearly when prompted. Our next question comes from Erin Wright of Credit Suisse. Please proceed.

Erin Wright:

Great. Thanks. So can you speak to where you’re seeing most of the competition from is it Chewy.com or is it the Vetsource and Vet’s First Choice platforms or is it both? And is it across all product categories or more on the OTC versus prescription side? I just wanted to get a sense of the competitive landscape. Thanks.

Menderes Akdag:	Yes the biggest competition is really coming - the impact is coming from online competitors and it’s pretty much all the way across both prescription and OTC.

Erin Wright:

Okay. And then are there other types of initiatives or offerings that you could leverage to drive new and existing customer growth, promotions that - not - maybe aren’t solely price-based or offerings such as - like auto ship for instance on OTC products? Does that make sense in your view? CHEWY!!!

Menderes Akdag:

We do have an easy refill program, which is very similar to auto ship. Instead of a negative option it’s a positive option so the customer has to confirm the order before we would ship, but it’s very similar to an auto ship program except it’s a positive option.

Erin Wright:

Okay. And then you spoke to the better manufacturer relationships and I guess how much of your product as it stands today is secured through the gray market through third - other third-party distributors versus direct from manufacturers? Do you anticipate that soon you’ll be able to procure all your products direct from manufacturers or will you have this sort of hybrid model as you see fit? Thanks.

Menderes Akdag:	It will be 100% that we believe in the next - we are anticipating in the next two to three months…100% direct.

Erin Wright:	Great. Thank you.

Menderes Akdag:	You’re welcome.

Coordinator:	Thank you. Our next question comes from Kevin Ellich of Craig-Hallum. Please proceed.

Kevin Ellich:	Hey Mendo, forgot to ask a couple of things. So…

Menderes Akdag:	Sure.

Kevin Ellich:	I guess first, you know, you guys filed an 8-K a couple of weeks ago, you know, that modified your employment agreement. Just wondering what was the driver behind that?

Menderes Akdag:	Yeah, I’m not going to comment on that.

Kevin Ellich:

Okay. And so there - the - and then wondering, you know, I - we know that there’s some other, you know, companies in the industry working with, you know, some of the major retailers, wondering if you guys have had any discussions or thoughts about, you know, providing any sort of white label services.

Menderes Akdag:	We did have conversations with the retailers, but that’s all I’m going to say at this time.

Kevin Ellich:	Okay. Sounds good. Thank you.

Menderes Akdag:	You’re welcome.

Coordinator:	Thank you for your questions. Back to you Mr. Mendo Akdag.

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Menderes Akdag:

Thank you. In fiscal 2020 we’ll continue to be price competitive and we’ll focus on optimizing our marketing in this more competitive environment and being more efficient with our advertising spending. In addition, we’ll be investing in our e-commerce platform to better service our customers. This wraps up today’s conference call. Thank you for joining us. Operator this ends the conference call.

END

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